Exhibit 99.1

Company Contact: Dan Johnston Chief Financial Officer 314-678-6007 Investor Contact: EVC Group, Inc. Doug Sherk & Gregory Gin 415-896-6820 Media Contact: Rick Green 314-678-6172

Stereotaxis and Biosense Webster Announce New Strategic Collaboration

Biosense Webster to Commercially Distribute Odyssey™ Solutions Worldwide

ST. LOUIS, MO, May 5, 2011—Stereotaxis, Inc. (NASDAQ: STXS) announced today that it has entered into a new strategic collaboration with Biosense Webster, Inc. related to Stereotaxis’ rapidly growing Odyssey™ Solutions. This agreement marks the broadest and most committed cooperative agreement around Odyssey to date.

Under the new agreement, Stereotaxis has granted Biosense Webster global, non-exclusive rights to resell Stereotaxis’ Odyssey products, including the market leading Odyssey Vision and Odyssey Cinema™ products for electrophysiology (EP) information management. Odyssey Vision provides unprecedented control of the entire interventional lab as one system with a consolidated view of patient information in a single display. Odyssey Cinema delivers real-time, remote viewing of live and recorded cases from a laptop anywhere in the world. Cinema supports the delivery of lab information over an Odyssey Network to revolutionize the way remote proctoring and education is delivered on a global basis. Stereotaxis’ Odyssey business has grown rapidly in recent years, and now supports mission-critical interventional procedures with more than 170 systems sold worldwide in 24 countries.

Biosense Webster intends to sell and deploy Odyssey products in EP labs equipped with its CARTO® 3 platform, an advanced three-dimensional imaging technology used by electrophysiologists for the treatment of cardiac arrhythmias. The integrated solutions from both companies are expected to drive improved care and enhanced performance for EP practices worldwide.

“The interest in Odyssey continues to grow at an impressive rate,” said Michael P. Kaminski, Stereotaxis President and CEO. “We are very enthusiastic about the opportunity to broaden our strong relationship with Biosense Webster, and share the common goal of establishing the Odyssey Network as the standard of care for interventional case data management and communication.”

By leveraging Odyssey’s unique clinical capabilities, Stereotaxis and Biosense Webster intend to transform EP labs into a streamlined workflow environment that is optimized to deliver patient care even under the most demanding situations. The CARTO® 3 System is the latest generation Biosense Webster offering for use by electrophysiologists in treating cardiac arrhythmias, such as atrial fibrillation. Atrial fibrillation is the most common form of irregular heartbeat, which affects more than 20 million patients worldwide and is the leading cause of stroke among people over 65 years old.

In addition to deploying Odyssey solutions within the hospital clinical environment, Stereotaxis and Biosense Webster will work together to pioneer an industry-first, remote clinical support model which utilizes the Odyssey platform. Biosense Webster intends to leverage Odyssey solutions to uniquely support its customers through real-time, remote access to Biosense Webster’s best-in-class clinical support specialists. This new capability has the potential of enabling Biosense Webster to deliver a highly efficient and cost-effective telepresence support solution for customers around the world.

“Biosense Webster has a long track record of providing innovative solutions to deliver world-class customer support,” said Mr. Kaminski. “We believe that the use of Odyssey for delivering virtually present clinical support will represent a paradigm shift in the industry to become a critical element of future clinical support.”

About Stereotaxis	www.stereotaxis.com	www.odysseyexperience.com

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed. The Odyssey solution then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.